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                                                                     EXHIBIT 4-F




                           FORD MONEY MARKET ACCOUNT


                                      PLAN


          The Ford Money Market Account Plan ("Ford Money Market Account" or the "Plan") has been established by Ford Motor Credit Company to provide investors with a convenient means of making investments in variable denomination floating rate demand notes of Ford Motor Credit Company.

I.        Definitions

          As hereinafter used:

          1. "Account Application" shall have the meaning set forth in paragraph II hereof.

          2. "Account Register" shall have the meaning set forth in paragraph II hereof.

          3. "Agent Bank" shall have the meaning set forth in paragraph VII hereof.

          4. "Base Rate" shall have the meaning set forth in paragraph IV hereof.

          5. "Business Day" shall mean any day other than a Saturday or a Sunday or a day on which the Agent Bank is authorized or obligated by law to close.

          6. "Committee" shall mean the Ford Money Market Account Committee created by the Company pursuant to paragraph VIII hereof.

          7. "Company" shall mean Ford Motor Credit Company, a Delaware corporation.

          8. "Federal Funds" shall mean amounts deposited in a Federal Reserve Bank which are capable of being transferred by wire among member institutions of the Federal Reserve System and which have good value on the date of such transfer.

          9. "Incremental Rate" shall have the meaning set forth in paragraph IV hereof.

          10. "Indenture" shall have the meaning set forth in paragraph VI hereof.

          11. "Notes" shall mean the non-transferable variable denomination floating rate demand notes of the Company issued pursuant to and in accordance with the terms, conditions and provisions of the Indenture, as in effect from time to time.

          12. "Participating Investor" shall mean a person, firm, corporation, or association having a Plan Account registered in his, her or its name.
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          13.      "Plan Account" shall mean an account of a Participating
                   Investor established and maintained pursuant to the Plan and recorded on the Account Register.

          14. "Plan Account Balance" shall have the meaning set forth in paragraph II hereof.

          15. "Registered Account Address" shall have the meaning set forth in paragraph II hereof.

          16. "Registered Account Owner" shall mean the Participating Investor, a trust established for the benefit of such Participating Investor or, in the case of a joint Plan Account, persons, firms, corporations or associations who have been designated by the Participating Investor as having a joint interest in the Plan Account, all as recorded on the Account Register.

          17. "Signature Guarantee" shall have the meaning set forth in paragraph V hereof.

          18. "Trustee" shall have the meaning set forth in paragraph VI hereof.

II.       Establishment of Plan Accounts-Account Register

          Subject to such limitations or regulations as the Committee from time to time may prescribe, an investor may establish and maintain one or more of the following types of accounts: individual accounts, joint accounts, trust accounts and custodial accounts pursuant to the applicable Uniform Gifts to Minors Act of the state in which the investor resides. Plan Accounts shall be established by the investor (i) delivering to the Company or to the Agent Bank, as the Committee from time to time may designate, a properly executed application (the "Account Application") which shall require such information and provide such elections as the Committee from time to time may determine, together with such other forms and undertakings as may be determined by the Committee from time to time, and (ii) making an investment by check concurrently with delivery of the Account Application, or making an investment by any other method which the Committee from time to time may determine.

          The Agent Bank shall maintain a listing (the "Account Register") setting forth such information regarding each Plan Account as the Committee from time to time may determine, including but not limited to the name of the Participating Investor, his or her social security number or, if a firm, corporation or association, its Tax Identification Number, the names of other Registered Account Owners, if any, the address to which notices under the Plan are to be sent (the "Registered Account Address"), the amounts credited to the Plan Account from time to time after deducting amounts debited from the Plan Account from time to time (the "Plan Account Balance") and accrued and unpaid interest on the Plan Account Balance.
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III.      Investment under the Plan-Issuance of Notes

          All investments under the Plan by a Participating Investor shall be invested by the Agent Bank in floating rate demand obligations of the Company, which obligations shall be evidenced by a Note issued with respect to each Plan Account to the Participating Investor. Such Notes shall be issued under the Indenture between the Company and the Trustee, as amended or supplemented from time to time in accordance with the terms thereof.

          The principal amount of each Note issued to a Participating Investor under the Plan shall at all times be equal to the Plan Account Balance in such investor's Plan Account and shall bear interest from time to time at the rate provided for in paragraph IV hereof.

          Subject to such limitations and requirements as the Committee from time to time may determine, a Participating Investor may make investments under the Plan from time to time by delivering to the Agent Bank a check for the amount of the investment. Investments by check shall be credited to a Participating Investor's Plan Account no later than the first Business day following the Business Day on which the check investment shall be received by the Agent Bank in proper form. Interest shall begin to accrue on such check investment as of the Business Day such check investment shall have been credited to the applicable Plan Account. Anything herein to the contrary notwithstanding, checks shall be accepted for investment under the Plan subject to collection at full face value and must be drawn on a U.S. bank payable in U.S. dollars. Amounts invested by check may not be redeemed from a Plan Account for a period of 5 business days following receipt of the check investment in proper form by the Agent Bank or such shorter or longer time as shall be determined from time to time by the Committee.

          Subject to such limitations and requirements as the Committee from time to time may determine, a Participating Investor may make investments under the Plan from time to time by wire transfer of funds to the Agent Bank in the amount of the investment. Investments under the Plan by wire transfer of funds shall be credited to a Participating Investor's Plan Account no later than the Business Day next following the Business Day on which the investment shall be received by the Agent Bank in proper form. Interest shall begin to accrue on such wire transfer investment as of the Business Day on which such investment shall have been credited to the Plan Account. Anything herein to the contrary notwithstanding, neither the Company nor the Agent Bank shall assume any responsibility for delays in the crediting of investments by wire transfer resulting from delays in funds wiring systems.

          Investments under the Plan may be made by such further methods and subject to such limitations and requirements as the Committee from time to time may determine.
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IV.       Interest Rate

          Each Note shall earn interest at a floating rate per annum equal to the most recent seven-day average yield (non-compounded), expressed as a percentage, for all taxable money funds listed weekly in the Money Fund Report plus 1/4 of a percentage point (the "Base Rate"). In addition, the Company may, at its sole discretion at any time and from time to time, increase the interest earned on the Notes by adding a per annum percentage to the Base Rate (such percentage added to the Base Rate is hereinafter called the "Incremental Rate"). The amount of any Incremental Rate as applicable to the Plan Account Balance of any Participating Investor may be determined on the basis of the daily balance of such Plan Account Balance or such other basis as shall be determined by the Company and may be changed in whole or in part at any time at the Company's discretion. The Base Rate shall be determined and shall become effective as of the next following Monday each time a new seven-day average yield (non-compounded), expressed as a percentage, for all taxable money funds listed in Money Fund Report is reported therein. In the event the Money Fund Report is not published for any week, or in the event the seven-day average yield for all taxable money funds normally reported therein is not reported in Money Fund Report for any week, then the Base Rate most recently in effect shall continue in effect until such seven-day average yield is next reported. If Money Fund Report ceases to be published, or ceases permanently to set forth seven-day average yields for taxable money funds on a basis comparable to that available at the date the Plan first becomes effective, an approximately equivalent effective interest rate shall be selected as the Base Rate based on a formula determined by the Committee and communicated to Participating Investors in sufficient time before the effective date thereof to permit redemptions at the previously effective interest rate.

          Interest on each Note shall accrue daily and shall be credited to the principal amount of such Note as of the last day of each calendar month.

V.        Redemption of Notes-Termination of Plan Accounts

          Subject to the provisions of this paragraph V, Registered Account Owners to the extent authorized to do so in the Account Application may redeem all or part of the principal amount of the Note representing amounts credited to their Plan Account at any time and from time to time by writing a redemption check, by written, telephone or telex request for redemption by bank check, by written, telephone or telex request for redemption by wire transfer of Federal Funds or by such other methods and subject to such limitations and requirements as the Committee from time to time may determine.

          The Check Redemption Option shall be available only in the event a Participating Investor shall have elected the same by a properly completed Account Application or subsequent written request therefor. If the Check Redemption Option is requested otherwise than by the election of the same on the initial Account Application, such request shall be accompanied by a Signature Guarantee for each Registered Account Owner of the Plan Account. For purposes of the Plan, a Signature Guarantee ("Signature Guarantee") shall mean a guarantee of signature executed by an authorized signatory of a U.S. commercial bank or trust company or member of any national or regional stock exchange or any other financial institution as may be designated from time to time by the Committee. Any redemption of a Plan Account Balance by redemption check may be
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in any amount not less than $250 (or such other minimum amount as the Committee from time to time may determine for all investors under the Plan or categories thereof) and shall be signed by each Registered Account Owner of the Plan Account whose signature is specified as being required on redemption checks in the Account Application or subsequent written request to add the Check Redemption Option.

          Upon presentment of a properly executed redemption check meeting the requirements hereof, the Agent Bank will debit the amount of the redemption check from the Plan Account Balance and shall pay the proceeds thereof to the presenter of the check. Interest on the amount of such redemption check shall continue to accrue to but not including the Business Day on which the redemption check is presented for payment to the Agent Bank. A redemption check for an amount greater than the Plan Account Balance at the time of presentment for payment or for an amount less than the minimum amount specified above shall not be honored by the Agent Bank.

          Anything herein to the contrary notwithstanding, (i) the availability of the option to redeem Notes by redemption check shall not create a checking or other bank account or a depositor or banking relationship with the Company or the Agent Bank, and (ii) the Committee may at any time and from time to time modify, suspend or terminate the provisions hereof permitting redemption of Notes by redemption check.

          A Participating Investor may at any time redeem all or part of the principal amount of a Note by written or, if the Redemption by Bank Check Option has been selected on the Account Application or in a subsequent written request, telephone or telex request for redemption by bank check in such form and subject to such regulations as the Committee from time to time may prescribe. Redemption proceeds shall be paid by bank check and delivered in accordance with the redemption request as soon as practicable following receipt of a redemption request in proper form. Written requests for redemption by bank check shall be signed by the Participating Investor and all other Registered Account Owners of the Plan Account. Unless the Participating Investor shall have elected the Redemption by Bank Check Option on the Account Application or in a subsequent written request, each such written redemption request also shall be accompanied by Signature Guarantees for all required signatures. Redemption proceeds by bank check (i) shall be mailed only to the Registered Account Address or to the bank account designated in the Account Application or designated in a subsequent written notice or (ii) shall be delivered to the Participating Investor or other Registered Account Owner in person at the office of the Agent Bank. By participating in the Plan and electing the Redemption by Bank Check Option, the Registered Account Owners thereby authorize the Agent Bank to effect redemptions by bank check from Plan Accounts pursuant to redemption instructions received from any person or persons representing themselves to be authorized to deliver such redemption instructions. The records maintained by the Agent Bank with regard to such instructions shall be conclusive and binding on all Registered Account Owners of the respective Plan Account. Interest on the amount of the redemption shall continue to accrue to but not including the Business Day the Agent Bank prepares the bank check.
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          Subject to such regulations as the Committee from time to time may prescribe and if the Redemption by Wire Transfer Option shall have been elected, a Participating Investor may at any time redeem all or part of the principal amount of a Note by telephone, telex or written request for wire transfer of Federal Funds, to an account in a commercial bank, the number of which shall have been designated by the investor on the related Account Application or in a subsequent written request. Written requests for redemption by wire transfer of Federal Funds shall be signed by the Participating Investor and all other Registered Account Owners of the Plan Account. Any change to such predesignated bank account must be requested in writing accompanied by Signature Guarantees for all Registered Account Owners. Any redemption of amounts included in a Plan Account Balance by wire transfer of Federal Funds may be in any amount not less than $1,000 (or such other minimum amount as the Committee from time to time may determine). By electing the Redemption by Wire Transfer Option, the Registered Account Owners thereby authorize the Agent Bank to effect redemptions of the Note by wire transfer of Federal Funds pursuant to telephone, telex or written redemption instructions received from any person or persons representing themselves to be authorized to deliver such redemption instructions. No Signature Guarantees shall be required in connection with redemption instructions for redemption by wire transfer of Federal Funds to the predesignated bank account. The records maintained by the Agent Bank with regard to such instructions shall be conclusive and binding on all Registered Account Owners of the Plan Account. Redemption proceeds distributed pursuant to a wire redemption request shall be wired by the Agent Bank as soon as practicable to the predesignated bank account following receipt of such request in proper form. Interest on the amount of such wire redemption shall continue to accrue to but not including the Business Day the Agent Bank wires the redemption proceeds.

          Anything herein to the contrary notwithstanding (i) neither the Company nor the Agent Bank assumes any responsibility for delays in the crediting of redemption proceeds upon redemption by wire transfer of Federal Funds resulting from delays in the funds wiring system or for the authenticity of expedited redemption instructions, and (ii) the Committee may modify, terminate or suspend at any time and from time to time provisions of the Plan permitting redemption of Notes pursuant to the Redemption by Wire Transfer Option.

          With respect to any Plan Account which shall have a Plan Account Balance of less than $250 (or such other amount as the Committee from time to time may determine) and to which no investment shall have been credited (other than the crediting of interest thereto pursuant to the provisions of paragraph IV hereof) for a continuing period of six calendar months immediately preceding determination thereof (or such other period as the Committee from time to time may determine) the Company shall have the right, after 30 days following the mailing of a written notice to the Participating Investor (provided no investments other than the crediting of interest thereto have been made to such Plan Account during such 30 day period), to terminate such Participating Investor's participation in the Plan, to redeem the principal amount of the Note together with accrued and unpaid interest thereon, to mail the proceeds thereof to the Registered Account Owners as their registered interests shall appear at the Registered Account Address and to terminate the Plan Account.
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          The Company also shall have the right to redeem any Note, together with accrued and unpaid interest thereon, and to terminate the related Plan Account in the event the Plan is suspended or terminated pursuant to paragraph XI hereof.

          A Participating Investor may elect voluntarily to terminate participation in the Plan and close a Plan Account by notice to the Agent Bank. Upon election by a Participating Investor to terminate participation in the Plan, all amounts credited to the principal amount of the Note held by such investor, together with accrued and unpaid interest to but not including the Business Day next following the effective date of such termination, shall be paid to the Registered Account Owners as their registered interests shall appear.

VI.       Trustee

          The Company shall appoint one or more corporations to act as trustee (the "Trustee") for Notes issued pursuant to the Plan and shall enter into an indenture (the "Indenture") with such corporation or corporations which meets the requirements of the Trust Indenture Act of 1939. Subject to the requirements of the Indenture, the Company and the Trustee may amend or supplement the Indenture from time to time.

VII.      Agent Bank

          The Company shall appoint one or more banks or corporations to act as agent under the Plan (the "Agent Bank") and at any time may remove the Agent Bank and appoint a successor Agent Bank. The Company may, without reference to or any action by any Participating Investor or other Registered Account Owner, enter into such agreement or further agreements and take such other steps and execute such other instruments as the Company in its sole discretion may deem necessary or desirable to carry the Plan into effect or to facilitate its administration.

VIII.     Committee

          The Company shall create a Ford Money Market Account Committee (the "Committee") consisting of at least three members. The Company, by action of its Chairman of the Board of Directors or its President, shall from time to time designate the members of the Committee and an alternate for each of such members, who shall have full power to act in the absence or inability to act of such member. The Committee shall act by a majority of its members, with or without a meeting.

          The Committee shall have full power and authority to administer the Plan, to interpret its provisions, to adopt forms of use thereunder, to adopt rules and regulations in connection therewith and to make the determinations thereunder provided for it to be made. Any interpretation of the provisions of the Plan by the Committee shall be final and conclusive, and shall bind and may be relied on by all parties in interest to the Plan.
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          No member of the Committee or alternate for a member or a director, officer or employee of the Company shall be liable for any action or failure to act under or in connection with the Plan, except for his own bad faith. Each director, officer or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

IX.       Plan Account Statements

          As soon as practicable after the end of each calendar month, or such other period as may be determined from time to time by the Committee, there shall be furnished with respect to each Plan Account a statement setting forth a summary of all transactions in such Plan Account during such month, or other period, including beginning and ending Plan Account Balances, interest credited, and such additional information as the Committee from time to time may determine. Such statements shall be deemed to have been accepted by the Participating Investor and other Registered Account Owners as correct unless written notice to the contrary shall be received by the Agent Bank within 30 days after the mailing of such statement to the Registered Account Address.

X.        Notices, etc.

          All notices, statements and other communications from the Agent Bank or the Company to a Participating Investor or other Registered Account Owner shall be deemed to have been duly given, furnished, delivered or transmitted, as the case may be, when delivered to (or when mailed to) the most recent Registered Account Address.

          All notices, instructions and other communications from a Participating Investor or other Registered Account Owner to the Company or Agent Bank required or permitted hereunder (including without limitation Account Applications and changes and terminations thereof and redemption requests) shall be in the respective forms from time to time prescribed therefor by the Committee, shall be mailed by first-class mail or delivered to such location as shall be specified in regulations and upon forms prescribed by the Committee and shall be deemed to have been duly given and delivered upon receipt by the Company or the Agent Bank, as the case may be, at such location.
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          From time to time as necessary to facilitate the administration of the Plan, the Company, the Agent Bank, the Trustee and the Committee shall deliver to each other copies or consolidations of such notices, instructions or other communications in respect of the Plan as it may receive from Participating Investors and Registered Account Owners.

XI.       Termination, Suspension and Modification

          The Company may terminate the Plan at any time or from time to time suspend or modify any provision thereof. The Company may at any time or from time to time terminate or modify the Plan or suspend for any period the operation of any provision thereof in respect of any investors located in one or more jurisdictions. Any such termination, modification or suspension of the Plan may affect participants in the Plan at the time thereof, as well as future participants, but may not affect the rights of a Participating Investor unless such proposed action shall have been communicated to such Participating Investor in sufficient time prior to the effective date thereof to permit such Participating Investor to redeem amounts credited to a Plan Account together with accrued and unpaid interest in accordance with the terms of the Plan in effect prior to the effective date of such termination, modification or suspension.

          Anything herein to the contrary notwithstanding, no such termination or modification of the Plan or suspension of any provision thereof may diminish the principal amount of any Note, or accrued and unpaid interest thereon.

XII.      Rights not Transferable

          Except in the case of (i) Note redemptions in accordance with paragraph V hereof, and (ii) the establishment and subsequent termination of joint, custodial and trust Plan Accounts, no right or interest of any Participating Investor or other Registered Account Owner under the Plan or in a Plan Account or the Note issued in connection therewith shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding devolution by death or mental incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participating Investor or other Registered Account Owner under the Plan or in a Plan Account or the Note issued in connection therewith shall be liable for, or subject to, any obligation or liability of such Participating Investor or other Registered Account Owner. Notwithstanding the provisions of this paragraph XII, a Plan Account may be debited for all amounts the Company or the Agent Bank shall have caused, in error, to be credited to such Plan Account.

XIII.     Miscellaneous

          Each Participating Investor shall, upon request, be given a copy of the Plan as in effect at the time, and by participating shall be deemed to accept and agree to all the provisions of the Plan.
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           The Company reserves the right to close any Plan Account as to which the redemption provisions of the Plan have been abused, as determined in the sole discretion of the Company.

          The records of the Company, the Agent Bank, the Trustee and the Committee shall be conclusive in respect of all matters involved in the administration of the Plan.

          All expenses of administering the Plan, including without limitation the fees of the Agent Bank and the Trustee and other expenses charged or incurred by the Agent Bank and the Trustee, shall be borne by the Company. No charge or penalty shall be imposed by the Company, the Agent Bank or the Trustee against any Plan Account or Registered Account Owner by reason of participation in the Plan; provided, however, that the Company, the Agent Bank and the Trustee shall have no liability for any cost incurred by a Registered Account Owner including, but not limited to, costs incurred in obtaining required Signature Guarantees or in connection with the wiring of funds to make investments under the Plan.

          The Participating Investor will be charged for dishonored redemption checks and redemption checks on which a stop order has been placed, in an amount determined from time to time by the Company.

          The Plan shall be governed by and construed in accordance with the laws of the State of Michigan.